EXECUTION VERSION

STOCKHOLDER AGREEMENT
BY AND BETWEEN
TRIANGLE PRIVATE HOLDINGS II, LLC
AND
PLANTRONICS, INC.
DATED AS OF JULY 2, 2018

i

ii

STOCKHOLDER AGREEMENT
STOCKHOLDER AGREEMENT (this “Agreement”), dated as of July 2, 2018, by and among Plantronics, Inc., a Delaware corporation (the “Company”), and Triangle Private Holdings II, LLC, a Delaware limited liability company (“Siris”).
WITNESSETH:
WHEREAS, Polycom, Inc., a Delaware corporation (“Polycom”), Siris and the Company entered into that certain Stock Purchase Agreement dated as of March 28, 2018 (the “Purchase Agreement”) pursuant to which Siris and the selling stockholder a party thereto have agreed to sell to the Company all of the issued and outstanding shares of capital stock of Polycom (the “Polycom Shares”);
WHEREAS, in partial consideration for the Company’s purchase of the Polycom Shares, the Company has agreed to issue to Siris shares of the Company’s common stock, $0.01 par value (“Common Stock”), as more particularly set forth in the Purchase Agreement; and
WHEREAS, the parties desire to set forth certain registration rights and other agreements in respect of the Registrable Securities (as defined below).
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Adverse Disclosure” means public disclosure of material non-public information that, in the Company’s good faith judgment, (a) would be required to be made in (including through incorporation by reference) any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading; (b) would not be required to be made at such time but for the filing and/or use of such Registration Statement; and (c) the Company has a bona fide business purpose for not disclosing publicly.
“Agreement” has the meaning set forth in the preamble.
“Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act; provided that no Holder shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement. The term “Affiliated” has a correlative meaning.
“Board of Directors” means the board of directors the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in the state of California or New York are required by law to be closed.
“Common Stock” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the preamble and shall include the Company’s successors by merger, acquisition, reorganization, conversion or otherwise.
“Company Public Sale” has the meaning set forth in Section 2.02(a).
“Confidential Information” means any information that has value to a business and is not generally known to the public or its competitors and that is or was used, developed or obtained by any Person, including any such information, observations and data concerning or consisting of (i) the business or affairs of any Person, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, specifications and models, (v) analyses, (vi) drawings, photographs and reports, (vii) software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) source code, (xi) accounting and business methods, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) customers and clients and customer or client lists, (xiv) production methods, processes, know-how, technology and trade secrets, and (xv) all similar and related information in whatever form; provided that “Confidential Information” does not include information that (i) is generally known or available to the public; (ii) was lawfully within the possession of such Person or of its Affiliates or any of their respective Representatives prior to the date of this Agreement from a source other than the Company; (iii) is received by such Person, its Affiliates or any of their respective Representatives from a source other than the Company; or (iv) is independently developed by such Person, its Affiliates or any of their Representatives without reference to any Confidential Information.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“FINRA” means the Financial Industry Regulatory Authority, Inc. (formerly known as the National Association of Securities Dealers).
“Holder” means any Person who is a party hereto or succeeds to rights hereunder pursuant to Section 7.07 and who is at the applicable time a holder of Registrable Securities.
“Holders Counsel” has the meaning set forth in Section 2.04(a).
“Initial Lock-up Period” means the period beginning on the date hereof and ending on the one year anniversary of the date hereof.
“Lock-up Restriction” has the meaning set forth in Section 3.01(a).
“Participating Holder” means, with respect to any Registration, any Holder of Registrable Securities covered by the applicable Registration Statement.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
“Piggyback Registration” has the meaning set forth in Section 2.02(a).
“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.
“Registrable Securities” means any Shares (including any securities which by their terms are exercisable or exchangeable for or convertible into Shares) and any securities that may be issued or distributed or be issuable in respect of any Share by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction; provided, however, that any such Registrable Securities shall cease to be Registrable Securities when (i) offers and sales related to the Shares have been registered under the Securities Act, the Registration Statement in connection therewith has been declared effective and such Shares have been Transferred pursuant to such Registration Statement, (ii) the Holder thereof, together with its Affiliates, beneficially owns (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) less than 1% (one percent) of the Registrable Securities that are outstanding at such time and such Holder and its Affiliates are able to dispose of all of their Registrable Securities pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act) without any time, manner or volume of sale restrictions or (iii) such Registrable Securities cease to be outstanding.
“Registration” means a registration with the SEC of the Company’s securities for offer and sale to the public under a Registration Statement. The term “Register” shall have a correlative meaning.
“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shares” means the shares of Common Stock that the Company delivered pursuant to the Purchase Agreement or any other equity interests in the Company, issued or issuable with respect to such shares of Common Stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.
“Shelf Period” has the meaning set forth in Section 2.01(b).
“Shelf Registration” means a Registration effected pursuant to Section 2.01.
“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S‑3 (or any successor form or other appropriate form under the Securities Act) or (ii) if the Company is not permitted to file a Registration Statement on Form S‑3, a Registration Statement on Form S‑1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.
“Shelf Suspension” has the meaning set forth in Section 2.01(c).
“Subsidiary” means, with respect to any Person, any other Person of which such Person, directly or indirectly, owns at least 50% of the voting stock or other voting equity interests of such other Person.
“Transfer” means any offer, pledge, encumbrance, hypothecation, mortgage sale, contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift (outright or in trust), bequest, or other disposition (with or without consideration), direct or indirect, in whole or in part, by operation of law or otherwise. The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.
“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.
SECTION 1.02.    Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms thereof.
(a)    The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Exhibit, Schedule and Annex references are to this Agreement unless otherwise specified.
(b)    The term “including” is not limiting and means “including without limitation.”
(c)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d)    Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
ARTICLE II
REGISTRATION RIGHTS
SECTION 2.01.    Shelf Registration.
(a)    Filing. On a date that is no later than thirty (30) days prior to the expiration of the Initial Lock-up Period, the Company shall file with the SEC a Shelf Registration Statement relating to the offer and sale by the Holders from time to time of all the Registrable Securities held by the Holders and, as promptly as practicable thereafter, shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act at or prior to the expiration of the Initial Lock-up Period. The Shelf Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all Registrable Securities covered by such Registration Statement. As soon as practicable following the date that the Shelf Registration Statement becomes effective, but in any event within two (2) Business Days of such date, the Company shall provide the Holders with written notice of the effectiveness of the Registration Statement.
(b)    Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which each of the Holders is permitted to sell all of its Registrable Securities without Registration pursuant to Rule 144 under the Securities Act without any time, manner or volume limitations or other restrictions on transfer thereunder (such period of effectiveness, the “Shelf Period”). Subject to Section 2.01(c), the Company shall not voluntarily take any action or omit to take any action that would result in Holders of Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.
(c)    Suspension of Registration. At any time that the Shelf Registration Statement is effective and the Holders have a current intention to effect an offering of all or part of its Registrable Securities included in the Shelf Registration Statement, the Holders shall deliver a written notice to the Company stating such intention at least fifteen (15) days prior to the commencement of such offering. If the continued use of such Shelf Registration Statement at such time would (i) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving the Company, (ii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, (iii) require the Company to make an Adverse Disclosure or (iv) in the good faith determination of the Company, have a material adverse effect on the Company, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided that the Company shall not be permitted to exercise a Shelf Suspension (i) for a period exceeding sixty (60) continuous days or (ii) in excess of one-hundred twenty (120) days in any calendar year. In the case of a Shelf Suspension, the Holders agree to immediately suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, amend or supplement the Prospectus (including through the filing of a current report on Form 8‑K), if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company will, if necessary, supplement or make amendments to the Shelf Registration Statement if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders.
(d)    Underwritten Offering. During at any time a Holder so elects in connection with an offering with estimated gross proceeds of at least $75,000,000, an offering of Registrable Securities pursuant to the Shelf Registration Statement shall be in the form of an Underwritten Offering, and the Company shall amend or supplement the Shelf Registration Statement for such purpose, provided, however, that the Company will have no obligation to participate in more than one (1) Underwritten Offerings relating to the sale of Registrable Securities. The Company shall select the managing underwriter or underwriters to administer such offering, subject to the consent of the Holders of a majority of the Registrable Securities proposed to be sold in such Underwritten Offering (which consent shall not be unreasonably be withheld, conditioned or delayed).
SECTION 2.02.    Piggyback Registration.
(a)    Participation. After the expiration of the Initial Lock-up Period, if the Company proposes to file (i) a Registration Statement or (ii) a prospectus supplement to an effective shelf registration statement and Holders may be included in the offering to which such prospectus supplement relates without the filing of a post-effective amendment to such shelf registration statement, with respect to any offering of its equity securities for cash for its own account or for the account of any other Persons (other than (A) a Registration on Form S-4 or S-8 or any successor form to such Forms or (B) a Registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) (a “Company Public Sale”), then, as soon as reasonably practicable (but in no event later than fifteen (15) days prior to such filing), the Company shall give written notice of such proposed filing to the Holders, and such notice shall offer the Holders the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing, subject to the restrictions on Transfer contained in Article III (a

“Piggyback Registration”). Subject to Section 2.01(b), the Company shall include in such Registration Statement all such Registrable Securities that are requested to be included therein within fifteen (15) days after the receipt by such Holders of any such notice; provided that if at any time after giving written notice of its intention to Register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to Register or to delay Registration of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration, and (ii) in the case of a determination to delay Registering, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering such other securities. If the offering pursuant to such Registration Statement is to be underwritten, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.02(a) must, and the Company shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.02(a) must, and the Company shall make such arrangements so that each such Holder may, participate in such offering on such basis. Each Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Company Public Sale; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Company pursuant to this Section 2.02(a).
(b)    Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of Registrable Securities included in a Piggyback Registration informs the Company and the Holders in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, 100% of the securities proposed to be sold in such Registration by the Company proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner) and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.
SECTION 2.03.    Black-out Periods. In the event of a Company Public Sale of the Company’s equity securities in an Underwritten Offering, the Holders, if requested by the managing underwriter or underwriters in such Underwritten Offering, will not effect any public sale or distribution of any securities (except, in each case, as part of the applicable Registration, if permitted), or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, that are the same as or similar to those being Registered in connection with such Company Public Sale, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before and ending ninety (90) days (or such period as may be required by the Company or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration, to the extent timely notified in writing by the Company or the managing underwriter or underwriters; provided, however, such restrictions shall not apply to (a) securities acquired in open market transactions and (b) transfers to Affiliates but only if such Affiliates agree to be bound by the restrictions herein. Each Holder must execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter or underwriters that are consistent with the foregoing or that are necessary to give further effect thereto.
SECTION 2.04.    Registration Procedures.
(a)    In connection with the Company’s Registration obligations under Sections 2.01 and 2.02, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:
(i)    prepare the Shelf Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and at least three (3) Business Days before filing a Registration Statement or Prospectus, or any amendments or supplements thereto, (A) furnish to the underwriters, if any, and to Participating Holders and counsel designated by such Participating Holders (“Holders Counsel”) copies of all documents prepared to be filed, and (B) except in the case of a Registration under Section 2.02, not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders or the underwriters, if any, shall reasonably object, provided that compliance with this Section 2.04(a)(i) shall not be deemed to be a breach of Section 2.01 or this Section 2.04;
(ii)    prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (A) reasonably requested by a Holder, (B) reasonably requested by any other Participating Holder (to the extent such request relates to information relating to such Holder), or (C) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;
(iii)    use reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of, (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction in which a Holder intends to sell Registrable Securities;
(iv)    notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement to such Prospectus has been filed, (B) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, and (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(v)    respond as promptly as reasonably practicable to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and promptly provide the Holders Counsel true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to the Holders as “Selling Shareholders”;
(vi)    promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, in either case at the request of the Participating Holders, prepare and file with the

SEC, and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus which shall correct such misstatement or omission or effect such compliance;
(vii)    promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters and the Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;
(viii)    furnish to each Participating Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);
(ix)    deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such Prospectus or any amendment or supplement thereto by such Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto) and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter;
(x)    on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the Participating Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any Participating Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 2.01(b), provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;
(xi)    cooperate with the Participating Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of Registrable Securities to the underwriters;
(xii)    use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;
(xiii)    not later than the effective date of the applicable Registration Statement, provide the applicable transfer agent with printed certificates or book-entry notations for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;
(xiv)    make available upon reasonable notice at reasonable times and for reasonable periods for inspection by the Holders, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by the Holders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves reasonably available to discuss the business of the Company and to supply all material information related to the Company’s business, financial condition and operations reasonably requested by any such Person in connection with such Registration Statement as shall be reasonably necessary to enable them to exercise their due diligence responsibility; provided that any such Person gaining access to information regarding the Company pursuant to this Section 2.04(a)(xiv) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (A) the release of such information is required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (B) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (C) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (D) such information is independently developed by such Person;
(xv)    in the case of an Underwritten Offering and subject to the limitations contained in Section 2.01(d), cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, by participation in “road shows”) if reasonably requested by the managing underwriter(s) and taking into account the Company’s business needs;

(xvi)    cooperate with any registered broker through which a Holder proposes to resell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as requested by any such Holder; and
(xvii)    if reasonably requested by Holders Counsel, (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such information as the Company reasonably agrees (upon advice of counsel) is required to be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment promptly after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment and has agreed to their inclusion in the Registration Statement.
(b)    The Company may require each Participating Holder to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing. Each Participating Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.
(c)    Each Participating Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.04(a)(vi), such Holder will forthwith immediately discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.04(a)(vi), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.04(a)(vi) or is advised in writing by the Company that the use of the Prospectus may be resumed.
(d)    Each Participating Holder shall, as promptly as reasonably practicable, notify the Company, at any time when a Prospectus is required to be delivered (or deemed delivered) under the Securities Act, of the occurrence of an event, of which such Participating Holder has knowledge, relating to such Participating Holder or its sale of Registrable Securities thereunder requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered (or deemed delivered) to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
SECTION 2.05.    Underwritten Offerings.
(a)    Shelf Registration. If requested by the underwriters for any Underwritten Offering, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, the Holders participating in such Underwritten Offering and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type. The Participating Holders shall cooperate with the Company in the negotiation of such underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof. Such Holders shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders.
(b)    Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act as contemplated by Section 2.02 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 2.02 and subject to the provisions of Section 2.02(b), use its commercially reasonable efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration. The Participating Holders shall be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders.
(c)    Participation in Underwritten Registrations. Subject to provisions of Section 2.05(a) and (b), no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, lock-up agreements, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(d)    Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 2.01, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the Holder(s) selling Registrable Securities under the Shelf Registration Statement. In addition, in the case of any Underwritten Offering, each of the Holders may withdraw their request to participate in the registration pursuant to Section 2.01 or 2.02 after being advised of such price, discount and other terms and shall not be required to enter into any agreements or documentation that would require otherwise; provided if any Holder enters into any such agreement requiring otherwise, the Holder shall be deemed to have waived this provision. Any such withdrawal pursuant to the foregoing sentence must be made up to and including the time of pricing of such Underwritten Offering to be effective; and such withdrawal shall count as the one Underwritten Offering hereunder for purposes of Section 2.01(d).
SECTION 2.06.    Registration Expenses. All customary expenses incident to the Company’s performance of or compliance with its obligations under this Agreement in connection with the registration and disposition of Registrable Securities shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or the FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, (ix) all out-of-pocket expenses related to any “road-show” for one Underwritten Offering, including all travel, meals and lodging, and (x) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties); but excluding all fees and disbursements of legal counsel for each Holder selling Registrable Securities under the Shelf Registration Statement, any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, all out-of-pocket expenses related to any “road-show” for any other Underwritten Offering , including all travel, meals and lodging, and underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities. All expenses relating to the offer and sale of Registrable Securities not to be borne by the Company pursuant to the foregoing sentence shall be borne and paid by the Holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such holder.

SECTION 2.07.    Indemnification.
(a)    Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Holder, each of their respective Affiliates, officers, directors, stockholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”), as incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto; provided, that the Company shall not be liable to any particular indemnified party (A) to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or other document in reliance upon and in conformity with written information furnished to the Company by such indemnified party for use in the preparation thereof or (B) to the extent that any such Loss arises out of or is based upon an untrue statement or omission in a preliminary Prospectus relating to Registrable Securities, if a Prospectus (as then amended or supplemented) that would have cured the defect was furnished to the indemnified party from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities at least five (5) days prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such Prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person. This indemnity shall be in addition to any liability the Company may otherwise have. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.
(b)    Indemnification by the Participating Holders. Each Participating Holder agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such Holder to the Company specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim. In no event shall the liability of such Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.
(c)    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person, but shall always be permitted to participate in such defense). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party (such consent to not be unreasonably withheld or delayed). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 2.07(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.
(d)    Contribution. If for any reason the indemnification provided for in subsections (a) and (b) of this Section 2.07 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 2.07(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.07(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 2.07(a) and 2.07(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.07(d), in connection with any Registration Statement filed by the Company, a Participating Holder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such contribution obligation less any amounts paid by such Holder pursuant to Section 2.07(b). If indemnification is available under this Section 2.07, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.07(a) and 2.07(b) without regard to the provisions of this Section 2.07(d). The remedies provided for in this Section 2.07 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
SECTION 2.08.    Rule 144. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the reasonable request of the Holders, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities following the Initial Lock-Up Period without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of a Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.
ARTICLE III
TRANSFER OF SHARES
SECTION 3.01.    Restriction on Transfer.
(a)    Except as otherwise provided herein, Siris agrees that, without the prior written consent of the Company, Siris will not directly or indirectly Transfer all or any part of the Shares or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto (the “Lock-up Restriction”); provided, however, that the Lock-up Restriction shall not apply with respect to any Transfer to any Affiliate of Siris that is not a portfolio company of Siris, provided that such Affiliate agrees in writing to be bound by the restrictions in this Agreement applicable to Siris, and Siris will continue to be bound by the restrictions in this Agreement applicable to Siris notwithstanding such Transfer.
(b)    Notwithstanding anything herein to the contrary, the Lock-Up Restriction shall cease to apply to the Shares as follows:
(i)    on and after the expiration of the Initial Lock-up Period until the eighteen (18) month anniversary of the date hereof, Siris may Transfer up to a number of Shares equal to one-third (1/3) of the total number of Shares (provided that all Shares deposited in the General Escrow Account on the Closing Date pursuant to the terms of the Purchase Agreement (as such terms are defined therein) shall be included in the number of Shares for the purpose of this clause (i));
(ii)    on and after the eighteen (18) month anniversary of the date hereof, Siris may Transfer up to a number of Shares equal to (A) two-thirds (2/3) of the total number of Shares (provided that all Shares deposited in the General Escrow Account on the Closing Date pursuant to the terms of the Purchase Agreement shall be included in the number of Shares for the purpose of this clause (ii)), minus (B) the number of Shares Transferred pursuant to Section 3.01(b)(i) as of such date, if any; and
(iii)    on and after the two (2) year anniversary of the date hereof, the Lock-Up Restrictions shall no longer apply, and Siris may Transfer any or all of the Shares.
(c)    Subject to the additional restrictions set forth in Section 4.02, the Lock-Up Restriction shall not apply to (i) Common Stock, and any securities then convertible into or exchangeable for Common Stock, acquired in open market transactions, (ii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Company, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Common Stock receive the same consideration per share paid in the tender offer) (a “Business Combination”), or (iii) any Transfer pursuant to any Business Combination.

(d)    Notwithstanding anything herein to the contrary, under no circumstances shall any Holder, without the prior written consent of the Company, directly or indirectly Transfer all or any part of its Shares or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto, to any Person or group of Persons who, based on the reasonable inquiry of the Holder (including the obtainment of representations and warranties from such Person or group of Persons), is or would be, as a result of the proposed Transfer or a series of transactions involving Common Stock (including the proposed Transfer), required under Section 13(d)of the Exchange Act to file a Schedule 13D with the SEC with respect to the Company upon such Person or group of Persons acquiring an ownership stake (whether direct or beneficial) in the Company that equals or exceeds 5% the then-outstanding shares of Common Stock; provided, however, that this restriction shall not apply to any Transfer of the Shares (i) in an open market transaction conducted through a market maker where the identity(ies) of the ultimate buyer(s) is not known or disclosed to the Holder, (ii) pursuant to an Underwritten Offering or (iii) to an Affiliate of such Holder.
SECTION 3.02.    Organizational Documents. Without the prior written consent of Siris, the Company shall not amend its certificate of incorporation or bylaws as in effect as of the date of this Agreement in a manner intended to, or that would reasonably be expected to, (a) add or alter any restrictions to the transferability of the Shares applicable to Siris, its Affiliates or any of their respective transferees, other than such restrictions provided for herein, the certificate of incorporation of the Company as of the Closing Date, applicable securities laws or restrictions adopted by the Company that are generally applicable to all holders of Common Stock, (b) nullify any of the rights of Siris, its Affiliates or any of their respective transferees that are provided for in this Agreement or (c) otherwise have an adverse effect on Siris, its Affiliates or any of their respective transferees in a materially disproportionate manner relative to other stockholders.
ARTICLE IV
BOARD REPRESENTATION; STANDSTILL
SECTION 4.01.    Siris Board Representation.
(a)    Effective as the date hereof, the Company shall have increased the size of the Board of Directors to no fewer than ten (10) and no more than eleven (11) directors and shall have caused Frank Baker and Dan Moloney to be appointed as members of the Board of Directors, with terms expiring at the 2018 annual meeting of stockholders of the Company. Following the date hereof, the Company will continue to nominate, and use commercially reasonable efforts to cause to be elected (or appointed, as applicable), representatives selected by Siris (each a “Siris Director”) to serve on the Board of Directors, with the number of such representatives being determined in accordance with the table provided below based on the size of the Board of Directors and Siris’s and its Affiliates’ aggregate ownership percentage of shares of issued and outstanding Common Stock (the “Siris Percentage Ownership”) calculated by dividing (i) the sum of (A) the number of shares of Common Stock actually and directly held with full voting and investment power (including Common Stock held in book-entry form in a brokerage or similar account owned by Siris or its Affiliates) by Siris and its Affiliates plus (B) the number of shares of Common Stock then held in the General Escrow Account (as defined in the Purchase Agreement) by (ii) the sum of (A) the number of shares of Common Stock outstanding as of the date hereof plus (B) the number of shares of Common Stock that the Company has issued after the date hereof as a result of the issuance of New Securities (as defined in Section 5.01) under circumstances in which the Holders had the right to participate in the offering of such New Securities pursuant to Section 5.01 (in each case subject to adjustments for stock splits, stock dividends and recapitalization transactions affecting the Common Stock after the date hereof). For the avoidance of doubt, except by virtue of the operation of the foregoing clause (ii)(B), (x) the Siris Percentage Ownership shall not be impacted by dilutive issuances of Common Stock or other securities of the Company, and (y) the number of Siris Directors may only be reduced upon the Transfer of Shares by Siris or its Affiliates (other than Transfers to Siris and its Affiliates), including the distribution of Shares to the Company from the General Escrow Account pursuant to the terms of the Purchase Agreement, that results in the Siris Percentage Ownership falling below the applicable levels set forth in the table below. Siris shall use its reasonable best efforts keep the Company regularly apprised of the Siris Percentage Ownership, to the extent that such position materially differs from the ownership positions that Siris last reported publicly on Siris’s Schedule 13G or Schedule 13D, as applicable, filed with the SEC with respect to the Common Stock and shall promptly provide written certification to the Company of the Siris Percentage Ownership at the request of the Company, which the Company may request no more than once during a calendar year.

Ten (10) Company Directors		Eleven (11) Company Directors
Siris Percentage Ownership	Siris Directors	Siris Percentage Ownership	Siris Directors
14% or greater	2	13% or greater	2
9% to 14%	1	8% to 13%	1
Less than 9%	0	Less than 8%	0

(b)    The identification of any Siris Director to be nominated or appointed by the Board of Directors shall be subject to the prior approval of the Company, provided, however, that the nomination or appointment of Frank Baker, Dan Moloney, Peter Berger or Jeff Hendren as Siris Directors in accordance with Section 4.01(a) is hereby pre-approved by the Company. In addition, prior to the appointment or election of any Siris Director to the Board of Directors, such Siris Director must agree in writing to resign from the Board of Directors under the circumstances contemplated by Section 7.3 of the Purchase Agreement or by Section 4.01(k).
(c)    Siris acknowledges that, as members of the Board of Directors, the Siris Directors shall be obligated to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board of Directors (as each may be amended from time to time for all directors).
(d)    The Company agrees to include in the slate of nominees recommended by the Board of Directors those persons designated by Siris in accordance with Section 4.01(a) and approved by the Company in accordance with Section 4.01(b), and to use its reasonable best efforts to cause the election or appointment (as applicable) of each such designee to the Board of Directors (whether at a meeting of the Company’s stockholders or otherwise), subject to applicable law.
(e)    In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Siris Director, the Company agrees, subject to Section 4.01(b), to cause the vacancy created thereby to be filled as promptly as practicable by a new designee of Siris following receipt of written notification from Siris naming a new designee.
(f)    Each Siris Director shall be entitled to compensation, reimbursement of out of pocket expenses, indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board of Directors. The Company shall notify the Siris Directors of all regular meetings and special meetings of the Board of Directors and of all regular and special meetings of any committee of the Board of Directors on which such Siris Directors serve. The Company shall provide the Siris Directors with copies of all notices, minutes, consents and other materials that are provided to other members of the Board of Directors at the same time such materials are provided to the other members.
(g)    The Company acknowledges that the Siris Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by Siris and/or its respective Affiliates (collectively, the “Siris Indemnitors”). The Company hereby agrees that, with respect to a claim by a Siris Director for indemnification arising out his or her service as a director of the Company, the Company is the indemnitor of first resort (i.e., its obligations to each Siris Director with respect to indemnification, advancement of expenses and/or insurance (which obligations are and shall be the same as such obligations the Company owes to other members of the Board of Directors) are primary and any obligation of the Siris Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Siris Director are secondary) and (ii) the Siris Indemnitors shall have a right of contribution and/or be subrogated to all of the rights of recovery of the Siris Directors against the Company for such indemnity, advancement or insurance proceeds.
(h)    If at any time the size of the Board of Directors exceeds eleven (11) directors, then the number of Siris Directors shall be increased if, and then only to the extent, necessary so that Siris and its Affiliates maintain, as nearly as possible, the proportionate representation on the Board of Directors reflected in the table provided above based on the size of the Board of Directors and the Siris Percentage Ownership.
(i)    Notwithstanding anything to the contrary in the Company’s Confidential Information disclosure policies, the Siris Directors shall be permitted to disclose any Confidential Information of the Company to the partners, chief financial officer, general counsel and principal of Siris Capital so long as Siris Capital has agreed to be bound by and executed a confidentiality agreement prescribed by the Company and reasonably acceptable to Siris that names such persons, limits disclosure of Confidential Information to such persons and provides that Siris will be responsible for a failure of such persons to comply with obligations concerning confidentiality.
(j)    Siris will provide the Company, in writing, with the information about the Siris Directors that is required by applicable law or is otherwise necessary for inclusion in the Company’s proxy materials for meetings of stockholders promptly after the Company requests such information from Siris and will cause the Siris Directors to submit on a timely basis to the Company a completed and executed questionnaire in the form that the Company provides to its outside directors generally.
(k)    Promptly upon any change in the Siris Percentage Ownership that results in the number of Siris Directors then serving on the Board of Directors to exceed the number of Siris Directors that the Company would be required to nominate pursuant to Section 4.01(a) if the nomination of directors occurred immediately after the change in the Siris Percentage Ownership, Siris shall cause one or more, as applicable, Siris Directors to promptly resign from the Board of Directors such that, after such resignation(s), the number of Siris Directors serving on the Board of Directors equals the number of Siris Directors that the Company would be required to nominate to the Board of Directors pursuant to Section 4.01(a).
(l)    The rights of Siris under this Section 4.01 (i) are personal to Siris and its Affiliates and are non-assignable to any Person that is not an Affiliate of Siris, including assignment through a direct or indirect change of control, and (ii) will automatically terminate at the earlier of (A) such time that the Siris Percentage Ownership falls below the level required for the Company to be obligated to nominate or appoint one (1) Siris Director, (B) such time that a holder of these rights is no longer an Affiliate of Siris or (C) such time that the Siris Directors resign from the Board of Directors to permit Siris and/or an Affiliate of Siris to participate in a third party tender offer or acquisition proposal pursuant to Section 4.02(c).

SECTION 4.02.    Standstill.
(a)    From the date of this Agreement and continuing until the three (3) year anniversary of the date hereof and for such period thereafter as a Siris Director serves on the Board of Directors (the “Standstill Period”), except as pre-approved in writing by the Board of Directors, Siris and its Affiliates will not, in any manner, directly or indirectly:
(i)    (A) acquire any additional shares of Common Stock, including through the acquisition of Beneficial Ownership of Common Stock, (B) make, initiate or, subject Section 4.02. (c), participate in any tender offer or exchange offer for the Common Stock or any acquisition proposal (whether by merger, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction) involving the Company or its subsidiaries and not recommended by the Board of Directors, (C) seek to demand, request to demand, demand or join in any demand for a meeting of the Company’s stockholders, (D) nominate a director for election to the Board of Directors through any “proxy access” procedure, (E) make, initiate or participate in any “solicitation” of “proxies” (as those terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) in opposition to the Board of Directors (for the avoidance of doubt, voting for the nominees selected by the Board of Directors shall not be deemed a solicitation of proxies), (F) fail to vote the Common Stock then held by Siris or its Affiliates in favor of the nominees chosen by the Board of Directors, or (G) disclose any intention inconsistent with any of the foregoing; provided that, with respect to clause (F), the prohibitions on Siris and its Affiliates contained therein shall only apply if and to the extent that the Company is, at the time of voting, in compliance with its obligations (if any) with respect to the nomination of Siris Directors;
(ii)    form, join or participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act, and the rules promulgated thereunder), other than a group involving Siris and its Affiliates, pooling agreement, syndicate or voting trust with respect to the matters described in Section 4.02(a)(i), or otherwise act in concert with another stockholder of the Company with respect to the matters described in Section 4.02(a)(i);
(iii)    act, alone or in concert with others, to seek to control the management, the Board of Directors or policies of the Company;
(iv)    seek to remove or support anyone else in seeking to remove, without cause, any member of the Board of Directors (other than a Siris Director), or encourage any other Person to do so;
(v)    agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, assist, induce or encourage any other Person to take, or enter into discussions with any third party with respect to the taking of, any action referred to in clauses (i), (ii), (iii) or (iv) of this Section 4.02(a) (subject to the limitations stated therein); or
(vi)    other than in connection with enforcement of Siris’s rights under this Agreement, the Purchase Agreement and the other agreements contemplated thereby, otherwise act, alone or in concert with others, to knowingly and directly encourage, facilitate, incite, or seek to cause others to instigate legal proceedings against the Company or any of its Subsidiaries or their respective officers, directors, or employees.
(b)    During the Standstill Period, neither the Company nor Siris and its Affiliates shall make or issue or cause to be made or issued any disclosure, announcement, or statement (including any disclosure to any journalist, member of the media, or securities analyst) concerning the other party, in each case which disparages such other party or any of such other party’s directors, director nominees, officers, members, employees, advisors or other affiliates; provided that nothing in this Section 4.02(b) shall preclude any Person from making or issuing, or causing to be made or issued, any disclosure, announcement or statement (i) that such Person determines in good faith is required by applicable law, rule or regulation, or (ii) in connection with a governmental investigation, audit or inquiry, legal process or any dispute involving the parties to this Agreement.
(c)    During the Standstill Period, Siris and its Affiliates may participate in a tender offer or exchange offer for Common Stock or any acquisition proposal (whether by merger, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction) involving the Company or its subsidiaries and not recommended by the Board of Directors, provided, that, prior to such participation, all then-serving Siris Directors must resign from the Board of Directors. From and after such resignation(s), the Company shall have no continuing obligations regarding the nomination or appointment of Siris Directors pursuant to Section 4.01.
(d)    During the Standstill Period, Siris and its Affiliates, whether directly or indirectly through any third-party intermediaries, shall not, publicly or privately, request that the Company or the Board of Directors waive, terminate, or amend the provisions of this Section 4.02.
(e)    All of the Shares are subject to this Section 4.02. Any transferee of any of the Shares shall acknowledge and agree to be bound by the terms of this Section 4.02 for the remainder of the Standstill Period, except where such transferee acquires ownership of the Shares through a public offering that is made in compliance with this Agreement pursuant to a Registration Statement.
(f)    For the purposes of this Section 4.02, a Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” any Common Stock:
(i)    which such Person or any of such Person’s Affiliates beneficially owns pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act;

(ii)    which such Person or any of such Person’s Affiliates, directly or indirectly, has (A) the right or the obligation to acquire (whether such right is exercisable, or such obligation is required to be performed, immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral and other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; or (B) the right to vote such shares of Common Stock pursuant to any agreement, arrangement or understanding (written or oral);
(iii)    which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates has any agreement, arrangement or understanding (written or oral, but other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting or disposing of any Common Stock of the Company; or
(iv)    which are beneficially owned, directly or indirectly, by a counterparty (or any of such counterparty’s Affiliates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person’s Affiliates is a Receiving Party; provided, however, that the number of Common Stock that a Person is deemed to Beneficially Own pursuant to this clause (iv) in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Stock with respect to such Derivatives Contract; provided, further, that the number of Common Stock beneficially owned by each counterparty (including its Affiliates) under a Derivatives Contract shall for purposes of this clause (iv) be deemed to include all Common Stock that are beneficially owned, directly or indirectly, by any other counterparty (or any of such other counterparty’s Affiliates) under any Derivatives Contract to which such first counterparty (or any of such first counterparty’s Affiliates) is a Receiving Party, with this proviso being applied to successive counterparties as appropriate.
(g)    For the purposes of this Section 4.02 “Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Stock”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Common Stock or other property, without regard to any short position under the same or any other similar contract.
ARTICLE V
PREEMPTIVE RIGHTS
SECTION 5.01.    Right to Purchase New Securities. For so long as Siris’s percentage ownership interest in the Company (calculated by dividing (i) the number of shares of Common Stock actually and directly held with full voting and investment power (including Common Stock held in book-entry form in a brokerage or similar account owned by Siris or its Affiliates) by Siris and its Affiliates by (ii) the number of shares of Common Stock outstanding as of the applicable calculation date) is equal to five percent (5%) or greater, the Company hereby grants to each Holder the right to purchase any or all of such Holder’s Preemptive Share Percentage (as defined below) of all New Securities (as defined below) that the Company may, from time to time, propose to issue and sell at the cash price and on the terms on which the Company proposes to sell such New Securities; provided that such right shall apply only with respect to proposed issuances that meet each of the following requirements: (i) the New Securities are to be issued at a cash price per share (or implied cash price per share based on conversion, exercise or similar rights, as applicable, that are offered for cash) of Common Stock that is less than $56.961 (subject to adjustments for stock splits, stock dividends and recapitalization transactions affecting the Common Stock after the date hereof) and (ii) the total number of New Securities proposed to be issued exceeds one percent (1%) of the then issued and outstanding shares of Common Stock. A Holder’s “Preemptive Share Percentage” shall be equal to a fraction (a) the numerator of which is the number of shares of Common Stock held by such Holder on the date of the Company’s written notice pursuant to Section 5.03 and (b) the denominator of which is the aggregate number of shares of Common Stock outstanding on such date.
SECTION 5.02.    New Securities. “New Securities” shall mean any shares of Common Stock or preferred stock of the Company, any rights, options or warrants to purchase Common Stock or preferred stock and any other equity securities, derivative securities or any securities whatsoever convertible into, exercisable or exchangeable for capital stock of the Company; provided, however, that the term New Securities shall not include (a) securities issued as part of compensatory arrangements to employees, consultants or directors of the Company or any of its subsidiaries whether or not pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other equity compensation agreement; (b) securities issued pro rata to existing security holders pursuant to any stock dividend, stock split, combination or other reclassification by the Company of any of its capital stock; (c) securities issued to financiers in connection with transactions that are primarily debt financing transactions to which the Company and an unaffiliated third party may be a party and which are approved by the Board of Directors, including securities issued pursuant to the exercise of warrants, rights, options or other securities issued to financiers in connection therewith; (d) securities issued as part of the sale of the Company, or in connection with the acquisition by the Company of another Person or any assets thereof by merger, purchase or otherwise; or (e) securities issued upon the conversion, exchange or exercise of any securities that may be issued by the Company that provide for the conversion or exchange into or exercise for such other securities if and to the extent Siris and its Affiliates were granted preemptive rights pursuant to this Article V in connection with the initial issuance of such convertible, exchangeable or exercisable security.
SECTION 5.03.    Required Notices. In the event the Company proposes to undertake an issuance of New Securities, it shall give Siris prompt written notice of its intention describing the number and type of New Securities proposed to be issued, the cash price therefor, the expected date of issuance such New Securities (which shall be at least thirty (30) days after the date of delivery of such notice) and the general terms upon which the Company proposes to issue the same. Siris and its Affiliates shall have fifteen (15) days from the date of receipt of any such notice to agree to purchase any or all of Siris’s Preemptive Share Percentage of such New Securities at the price and upon the general terms specified in the Company’s notice, by Siris delivering written notice to the Company and stating therein the quantity of New Securities to be purchased. Upon the issuance of any New Securities, the Company shall issue to Siris and/or its Affiliates (as applicable) such number of New Securities as was designated in the written notice therefor delivered to the Company in accordance with this Section 5.03, against payment in full for such shares of New Securities.
SECTION 5.04.    Company’s Right to Sell. In the event Siris and its Affiliates fail to exercise, within such fifteen (15) day period, the right to acquire its full Preemptive Share Percentage of the New Securities offered, the Company shall have sixty (60) days to sell or enter into an agreement to sell (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within one hundred twenty (120) days from the date of such agreement) all such New Securities for which such preemptive rights were not exercised, at a price and upon terms not more favorable in any material respect to the purchasers thereof as was specified in the Company’s notice delivered pursuant to Section 5.03. In the event the Company has not (a) sold or issued, or entered into any agreement to sell, all such New Securities within such sixty (60) day period or (b) if the Company so entered into an agreement to sell all such New Securities, sold and issued all such New Securities within one hundred twenty (120) days from the date of such agreement, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to Siris and its Affiliates in the manner provided in this Article V.
ARTICLE VI
ADDITIONAL AGREEMENTS
SECTION 6.01.    Removal of Legends. Upon the written request of any Holder:
(a)    The Company shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing such Holder’s and/or its Affiliates’ ownership of securities of the Company, and the Company shall issue a certificate (or evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable securities upon which it is stamped, if (i) such securities are registered for resale under the Securities Act, (ii) such securities are sold or transferred pursuant to Rule 144, or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions. Following the earlier of (A) the effective date of a Registration Statement described in Article II or (B) Rule 144 becoming available for the resale of securities, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Securities and without volume or manner-of-sale restrictions, the Company, upon the written request of the Holder, shall instruct the Company’s transfer agent to remove the legend from the securities (in whatever form) and shall cause its counsel to issue any legend removal opinion required by the transfer agent. Any fees (with respect to the transfer agent, Company counsel, or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than five (5) Business Days following the delivery by any Holder or its Affiliate to the Company or the transfer agent (with notice to the Company) of a legended certificate (if applicable) representing such securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a seller representation letter representing that such securities may be sold pursuant to Rule 144, to the extent required, deliver or cause to be delivered to the holder of such securities a certificate representing such securities (or evidence of the issuance of securities in book-entry form) that is free from all restrictive legends.
(b)    The Company shall cooperate with and take reasonable action to facilitate, in accordance with reasonable and customary business practices, any and all Transfers for consideration or otherwise, whether voluntarily or involuntarily, by operation of law or otherwise, by any Holder or its Affiliates of the Shares.
SECTION 6.02.    Freedom to Pursue Opportunities. Without limiting Section 7.3 of the Purchase Agreement, the Company expressly acknowledges and agrees that notwithstanding any duty that may otherwise exist hereunder or at law or in equity, to the fullest extent permitted by applicable law:
(a)    Siris, Siris’s Affiliates, any funds or accounts managed or beneficially owned, directly or indirectly, by Siris or any of its Affiliates, and any of their respective Affiliates, officers, directors, trustees, employees, partners, managers, members, stockholders, beneficiaries and agents (in each case, other than any officer or employee of the Company or any of its Subsidiaries or any Affiliate of such Person) (the foregoing Persons in this clause (a), the “Exempted Persons”), have the right to, and shall have no duty (contractual, fiduciary or otherwise) not to, directly or indirectly engage in any business, business activity or line of business, including those that are the same or similar to those of the Company or any of its Subsidiaries or may be deemed to be competing with the Company or any of its Subsidiaries; and
(b)    in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a business opportunity for the Company or any of its Subsidiaries, on the one hand, and such Exempted Person or any other Person, on the other hand, such Exempted Person shall have no duty (contractual, fiduciary or otherwise) to communicate or present such business opportunity to the Company or any of its Subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, any of its Subsidiaries, any Affiliates or stockholders of any of the foregoing for breach of any duty (contractual, fiduciary or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, does not present such opportunity to the Company or any of its Subsidiaries, or otherwise; provided, however, that this clause (b) shall not apply to any business opportunities that come to an Exempted Person’s attention solely as a result of such Exempted Person’s (or their officers’, directors’, trustees’, employees’, partners’, managers’, members’, stockholders’, beneficiaries’, affiliates’ and agents’, as and if applicable) position as an officer, director or employee of the Company or any of its Subsidiaries.
SECTION 6.03.    Confidentiality. The Company acknowledges that in the ordinary course of business, Siris and its Affiliates pursue, acquire, manage and serve on the boards of companies that may be competitors or potential competitors to the Company and its Affiliates, and that their review of Confidential Information of the Company will inevitably enhance their knowledge and understanding of the Company and its industry in a way that cannot be separated from their historical knowledge. Accordingly, the Company agrees that, notwithstanding any other provision of this Agreement, this Agreement shall not restrict their use of such knowledge and understanding, including in connection with the purchase, sale, consideration and oversight of any other investments or investment opportunities. Notwithstanding the foregoing, Siris acknowledges and agrees that the foregoing does not grant Siris or its Affiliates, including the Siris Directors, any license under any patents, trademarks, copyrights, or other intellectual property rights of the Company or any of its Affiliates.
ARTICLE VII
MISCELLANEOUS
SECTION 7.01.    Term; Release. This Agreement shall terminate upon the later of the expiration of the Shelf Period and such time as there are no Registrable Securities, except for (a) the provisions of Sections 2.07 and 2.08 and all of this Article VII, which shall survive any such termination, and (b) the provisions of Article III and Section 4.02, which shall terminate when Siris and its Affiliates cease to hold any Shares. In the event any Holder shall Transfer all of the Shares held by such Holder in compliance with the provisions of this Agreement such that neither such Holder nor any of its Affiliates retains any interest in Shares of any kind, then such Holder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer so long as the Holder was not in material breach of this Agreement at the time of such Transfer.

SECTION 7.02.    Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
SECTION 7.03.    Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.
SECTION 7.04.    Amendment; Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by the Holders of a majority of the outstanding Registrable Securities of such Holders. No amendment, modification, supplement, discharge, or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.
SECTION 7.05.    Disclosure of Agreement. The parties may disclose the Agreement through the Company’s filing with the SEC of current report(s) on Form 8‑K attaching the Agreement or describing the transactions contemplated by the Purchase Agreement. Except as required by applicable SEC rules and regulations or New York Stock Exchange rules applicable to the Company, or any factually correct summary of the terms of the Agreement included in the aforementioned filing(s) or any press releases by the Company regarding the entering into and/or terms of the Agreement or the Purchase Agreement, the parties agree that during the Standstill Period there will be no other public comments by the parties regarding the Agreement.
SECTION 7.06.    Notices. Unless otherwise specified herein, all notices and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, sent to the Person at the address given for such Person below or such other address as such Person may specify by notice to the Company:

If to the Company:

Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060
Attention:     General Counsel
Facsimile:     831.426.2965
Email:         Mary.huser@plantronics.com

With a copy (not constituting notice) to: Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention:	Patrick G. Quick Benjamin F. Rikkers Facsimile: (414) 297-4900 Email: pgquick@foley.com brikkers@foley.com
If to Siris:

Triangle Private Holdings II, LLC
601 Lexington Ave, 59th Floor
New York, New York 10022
Attention: General Counsel
Email: legalnotices@siriscapital.com

(with a copy, which shall not constitute notice, to)

Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, CA 90067
Attention: Dan Clivner and Vijay Sekhon
Email: dclivner@sidley.com and vsekhon@sidley.com

If to any other Holder who becomes party to this Agreement after the date hereof, to the address on the counterpart signature page to this Agreement executed by such holder
SECTION 7.07.    Successors, Assigns and Transferees. Subject to the limitations set forth in Section 4.01(l), each party may assign all or a portion of its rights hereunder to any Person to which such party transfers its ownership of all or any of its Registrable Securities. Such Persons (other than Affiliates of any such Persons) shall execute a counterpart to this Agreement and become a party hereto and such Person’s Registrable Securities shall be subject to the terms of this Agreement (including all rights set forth herein, except as set forth in Section 4.01(l)). The Company may assign this Agreement at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation sale of all or substantially all of the Company’s assets, or similar transaction, without the consent of the Holders; provided, that the successor or acquiring Person agrees in writing to assume all of the Company’s rights and obligations under this Agreement.
SECTION 7.08.    Third Parties. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto (other than each other Person entitled to indemnity or contribution under Section 2.07) any right, remedy or claim under or by virtue of this Agreement.
SECTION 7.09.    Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.
SECTION 7.10.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.
SECTION 7.11.    Entire Agreement. This Agreement and the Purchase Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.
SECTION 7.12.    Severability. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter will prevail, but the provision of this Agreement affected thereby may be curtailed and limited only to the extent necessary to bring it into compliance with the law. All the other terms and provisions of this Agreement will continue in full force and effect without impairment or limitation
SECTION 7.13.    Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.
SECTION 7.14.    Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.
SECTION 7.15.    Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PLANTRONICS, INC.

By:	/s/ Joe Burton
Name:	Joe Burton
Title:	Chief Executive Officer
TRIANGLE PRIVATE HOLDINGS II, LLC

By:	/s/ Peter Berger
Name:	Peter Berger
Title:	Chairman